Exhibit 99.1

Neohydro Technologies Corp Appoints Seasoned Petrochemical Engineer to their Advisory Board

HOUSTON, TEXAS. – February 13, 2009, Neohydro Technologies Corp. (OTC BB: NHYT) announced the appointment of Roman Wolff as chief technical advisor to the company’s engineering and construction efforts for the implementation of Neohydro’s proprietary high voltage electrolysis / electro coagulation wastewater renewal systems.

Mr. Wolff holds a Masters in Science in Chemical Engineering from the University of Houston. Mr. Wolff has over 25 years of experience in Petrochemical, Refining and Upstream Oil and Gas Industry. In 2008 he founded and is President of Enhanced Biofuels Inc., a Houston, Texas company that has developed a non-toxic technology for the refining of Biofuel.

The previous 17 years from 1991 to 2008 were spent with Merichem Company headquartered at the Houston, Texas division of Merichem Chemicals & Refinery Services LLC. His focus with Merichem was primarily on the development, optimization and commercialization of various new technologies serving industrial oil and gas clients.

In addition, as Corporate Engineering Manager and Corporate Development Manager Mr. Wolff has extensive experience in managing corporate engineering groups implementing $2MM to $25MM plant projects, plant operation and management skills is what brought him to Neohydro CEO Dean Themy’s attention.

“Every project is different, with different water needs, and flow rates. With the potential installation of several multi-cell NeoH™ units, upstream O&G engineering experience and know-how is key in planning and constructing Neohydro’s hyper-efficient wastewater systems. Roman is a well known and trusted face in the oil and gas industry and he is a perfect fit to assist us in our future endeavors with the engineering of our systems. We are truly thrilled and feel honored to have Mr. Wolff as part of our group of professionals”, states Themy.

Roman Wolff and Enhanced Biofuels LLC are also members of Rice Alliance for Technology and Entrepreneurship.

For more information on Neohydro’s filings visit www.sec.gov or to obtain more information on our unique wastewater management technology visit our website at www.neohydrotech.com

Contact:

Evian IR
Toll Free: 1-877-331-8777
Email: svd@evianir.com

Safe Harbor Statement
Statements in this press release regarding Neohydro Technologies Corp’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond Neohydro Technologies Corp’s control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Neohydro Technologies Corp’s products and services, ability to manufacture and deploy Neohydro Technologies Corp’s products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Neohydro Technologies’ filings with the Securities and Exchange Commission.